CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015	584,333	$10.00	$5,843,330	$669.65

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and beginning on page S-10 of product supplement LIRN-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$5,843,330.00
Underwriting discount	$0.225	$131,474.92
Proceeds, before expenses, to Bank of America Corporation	$9.775	$5,711,855.08

Merrill Lynch & Co. January 26, 2012

333 Units Pricing Date January 26, 2012

Lock-In Notes Settlement Date February 2, 2012

Linked to the Dow Jones Global Titans 50 IndexSM, Maturity Date February 3, 2015

Due February 3, 2015 CUSIP No. 06051P364

$10 principal amount per unit

Term Sheet No. 841

The notes are linked to the Dow Jones Global Titans 50 IndexSM (the “Index”) and provide for a minimum return per unit at maturity if the level of the Index on either of two Observation Dates increases from the Starting Value by any of the following (a “Lock-In Event”):

10% to 19.99% increase: $1.00 per unit Lock-In Amount (a 10% return)

20% to 29.99% increase: $2.00 per unit Lock-In Amount (a 20% return)

30% or greater increase: $3.00 per unit Lock-In Amount (a 30% return)

If a Lock-In Event occurs, the Redemption Amount at maturity will be $10 plus the greater of (a) the percentage change in the level of the Index at maturity and (b) the highest Lock-In Amount achieved over the term of the notes

If no Lock-In Event occurs,

1-to-1 upside exposure to increases in the level of the Index at maturity and

1-to-1 downside exposure to decreases in the level of the Index at maturity below the Threshold Value, with up to 78% of the principal amount at risk

The notes have a maturity of approximately three years

Payment of the Redemption Amount at maturity is subject to the credit risk of Bank of America Corporation

No periodic interest payments

No listing on any securities exchange

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

Summary

The Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide a one-for-one upside exposure at maturity to increases in the level of the Dow Jones Global Titans 50 IndexSM (the “Index”) from the Starting Value of the Index to the Ending Value of the Index. The notes have a lock-in feature which provides for a minimum return at maturity if the Index increases by at least 10%, 20% or 30% from the Starting Value as of either of the Observation Dates, as set forth below. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that is less, and potentially significantly less, than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Term:	Approximately three years
Market Measure:	The Dow Jones Global Titans 50 IndexSM (Bloomberg symbol: “DJGT”)
Starting Value:	181.28
Observation Dates:	February 4, 2013 and January 27, 2014
Observation Level:	The closing level of the Index on an Observation Date, as determined by the calculation agent.
Lock-In Events:	A Lock-In Event will occur if the Observation Level on either Observation Date increases from the Starting Value by any of the following: • 10% to 19.99% • 20% to 29.99% • 30% or more
Lock-In Amounts:	Observation Level	Lock-In Amount
	199.41 to 217.52 (110% to 119.99% of the Starting Value)	$1 per unit
	217.53 to 235.65 (120% to 129.99% of the Starting Value)	$2 per unit
	235.66 or greater (130% or more of the Starting Value)	$3 per unit

If a Lock-In Event occurs, the Redemption Amount at maturity will be $10 plus the greater of (a) the percentage change in the level of the Index on the calculation day and (b) the highest Lock-In Amount (described above) achieved over the term of the notes, even if the level of the Index subsequently decreases after the Lock-In Event.

Ending Value:	The closing level of the Index on the calculation day
Threshold Value:	141.40 (78% of the Starting Value, rounded to two decimal places).
Participation Rate:	100%
Calculation Day:	January 27, 2015
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.225 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-8.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Lock-In Notes	TS-2

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

Hypothetical Redemption Amounts

The table and examples below are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Observation Levels, Ending Value, and the term of your investment.

The following table illustrates, for a Starting Value of 100.00 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value; and

▪	the Redemption Amount per unit of the notes:

a. if a Lock-In Event occurs because the Observation Level is at least 110% of the Starting Value on either Observation Date;

b. if a Lock-In Event occurs because the Observation Level is at least 120% of the Starting Value on either Observation Date; and

c. if a Lock-In Event occurs because the Observation Level is at least 130% of the Starting Value on either Observation Date.

The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The table and examples reflect the Participation Rate of 100% and the Threshold Value equal to 78% of the Starting Value.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit: No Lock-In Event	Redemption Amount per Unit: 10% Lock-In Event Occurs	Redemption Amount per Unit: 20% Lock-In Event Occurs	Redemption Amount per Unit: 30% Lock-In Event Occurs
50.00		-50.00%	$7.20	$11.00	$12.00	$13.00
60.00		-40.00%	$8.20	$11.00	$12.00	$13.00
70.00		-30.00%	$9.20	$11.00	$12.00	$13.00
78.00	(1)	-22.00%	$10.00	$11.00	$12.00	$13.00
80.00		-20.00%	$10.00	$11.00	$12.00	$13.00
90.00		-10.00%	$10.00	$11.00	$12.00	$13.00
95.00		-5.00%	$10.00	$11.00	$12.00	$13.00
100.00	(2)	0.00%	$10.00	$11.00	$12.00	$13.00
102.00		2.00%	$10.20	$11.00	$12.00	$13.00
105.00		5.00%	$10.50	$11.00	$12.00	$13.00
110.00		10.00%	$11.00	$11.00	$12.00	$13.00
120.00		20.00%	$12.00	$12.00	$12.00	$13.00
130.00		30.00%	$13.00	$13.00	$13.00	$13.00
140.00		40.00%	$14.00	$14.00	$14.00	$14.00
150.00		50.00%	$15.00	$15.00	$15.00	$15.00

(1)	This is the hypothetical Threshold Value.

(2)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 181.28, which was the closing level of the Index on the pricing date. For recent actual levels of the Index, see “The Index” section on page TS-9 below.

Lock-In Notes	TS-3

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

Examples

No Lock-In Event occurs on any Observation Date.

Example 1: The Ending Value is 65% of the Starting Value:

Starting Value: 100
Threshold Value: 78
Observation Level on First Observation Date:	105 (no Lock-In Event)
Observation Level on Second Observation Date:	90 (no Lock-In Event)
Ending Value: 65

Redemption Amount (per unit) =	$10 -	[	$10 ×	(78 – 65)	]	= $8.70
100

(Since no Lock-In Event has occurred on any Observation Date and the Ending Value is less than the Threshold Value, the Redemption Amount will be less than the Original Offering Price.)

Example 2: The Ending Value is 97% of the Starting Value:

Starting Value: 100
Threshold Value: 78
Observation Level on First Observation Date:	75 (no Lock-In Event)
Observation Level on Second Observation Date:	95 (no Lock-In Event)
Ending Value: 97

Redemption Amount (per unit) = $10.00

(Since no Lock-In Event has occurred on any Observation Date and the Ending Value is less than the Starting Value but is greater than the Threshold Value, the Redemption Amount will equal the Original Offering Price.)

Example 3: The Ending Value is 108% of the Starting Value:

Starting Value: 100
Threshold Value: 78
Observation Level on First Observation Date:	85 (no Lock-In Event)
Observation Level on Second Observation Date:	105 (no Lock-In Event)
Ending Value: 108

Redemption Amount (per unit) =	$10 +	[	$10 ×	(108 – 100)	]	= $10.80
100

(Since no Lock-In Event has occurred on any Observation Date and the Ending Value is greater than the Starting Value, the Redemption Amount will be greater than the Original Offering Price.)

Lock-In Event occurs on one or both Observation Dates.

Example 4: The Ending Value is 98% of the Starting Value:

Starting Value: 100
Threshold Value: 78
Observation Level on First Observation Date:	122 (Lock-In Event); (Lock-In Amount of $2.00)
Observation Level on Second Observation Date:	101 (no Lock-In Event)
Ending Value: 98

Redemption Amount (per unit) = The greater of: (a) $10 + the Lock-In Amount of $2.00 and

(b)	$10 +	[	$10 ×	(98 – 100)	]	= $9.80
100

Redemption Amount (per unit) = $12.00

(Since a Lock-In Event has occurred on an Observation Date and the Ending Value is less than the Starting Value, the Redemption Amount will equal $10 plus the Lock-In Amount.)

Lock-In Notes	TS-4

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

Example 5: The Ending Value is 124% of the Starting Value:

Starting Value: 100
Threshold Value: 78
Observation Level on First Observation Date:	105 (no Lock-In Event)
Observation Level on Second Observation Date:	112 (Lock-In Event); (Lock-In Amount of $1.00)
Ending Value: 124

Redemption Amount (per unit) = The greater of: (a) $10 plus the Lock-In Amount of $1.00 and

(b)	$10 +	[	$10 ×	(124 – 100)	]	= $12.40
100

Redemption Amount (per unit) = $12.40

(Since a Lock-In Event has occurred on an Observation Date and the Ending Value is greater than the Starting Value, the Redemption Amount will equal $12.40.)

Example 6: The Ending Value is 74% of the Starting Value:

Starting Value: 100
Threshold Value: 78
Observation Level on First Observation Date:	132 (Lock-In Event); (Lock-In Amount of $3.00)
Observation Level on Second Observation Date:	119 (Lock-In Event); (Lock-In Amount of $1.00)
Ending Value: 74

Highest Lock-In Amount over the term of the notes: $3.00

Redemption Amount (per unit) = The greater of: (a) $10 plus the highest Lock-In Amount of $3.00 and

(b)	$10 +	[	$10 ×	(74 – 100)	]	= $7.40
100

Redemption Amount (per unit) = $13.00

(Since Lock-In Events have occurred on both Observation Dates and the Ending Value is less than the Threshold Value, the Redemption Amount will equal $10 plus the highest Lock-In Amount.)

Summary of Hypothetical Examples	Starting Value	Threshold Value	Observation Level on the First Observation Date	Observation Level on the Second Observation Date	Ending Value	Redemption Amount
No Lock-In Event occurs:
Example 1	100	78	105	90	65	$8.70
Example 2	100	78	75	95	97	$10.00
Example 3	100	78	85	105	108	$10.80
A Lock-In Event occurs:
Example 4	100	78	122	101	98	$12.00
Example 5	100	78	105	112	124	$12.40
Example 6	100	78	132	119	74	$13.00

Lock-In Notes	TS-5

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement LIRN-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If a Lock-In Event does not occur and the Ending Value is less than the Threshold Value, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-8. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪

The Redemption Amount will not be affected by all developments relating to the Index over the term of the notes and will be calculated by comparing only the Starting Value to each Observation Level and the Ending Value.

▪	The Index Sponsor, as defined below, may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions of the issuers of those securities.

▪

While we or our affiliates may from time to time own shares of companies included in the Index, except to the extent that our common stock is included in the Index, we do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪	Your return may be affected by factors affecting international securities markets.

▪	Exchange rate movements may impact the value of the notes.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Payments on the notes, including the payment of any Lock-In Amount, are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us and our affiliates of stocks included in the Index may affect the level of the Index on the Observation Dates and the calculation day, and your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect the level of the Index on the Observation Dates and on the calculation day, your return on the notes, and their market value.

▪	Our business activities relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Material U.S. Federal Income Tax Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2.

Additional Risk Factors

A Lock-In Event may not occur during the term of the notes.

A Lock-In Event will not occur if the closing level of the Index is not at least 110% of the Starting Value on either of the Observation Dates. Because the level of the Index may fluctuate during the term of the notes, a Lock-In Event may not occur, even if the level of the Index increases by more than 10% on one or more trading days during the term of the notes before decreasing to a lower level as of an Observation Date.

You must hold the notes to maturity in order to receive the benefit of a Lock-In Event.

Even if a Lock-In Event occurs, you must be willing to hold the notes until maturity in order to receive the applicable Lock-In Amount. Even if a Lock-In Event occurs prior to maturity, if you sell the notes prior to maturity, you could receive an amount that is less than the Original Offering Price.

Even if the Observation Level has increased more than 10%, 20%, or 30% from the Starting Value on either Observation Date, the respective Lock-In Amount will not be more than $1 per unit, $2 per unit or $3 per unit.

If a Lock-in Event occurs, even if the Observation Level has increased more than 10%, 20%, or 30% from the Starting Value on either Observation Date, the respective Lock-In Amount will not be more than $1 per unit, $2 per unit or $3 per unit. For example, if the Observation Level on an Observation Date is 116% of the Starting Value, the applicable Lock-In Amount will only be $1.00 per unit, which is only 10% of the Original Offering Price. If the Observation Level on an Observation Date is 136% of the Starting Value, the Lock-In Amount will only be $3.00 per unit, which is only 30% of the Original Offering Price.

Lock-In Notes	TS-6

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the level of the Index will increase from the Starting Value to the Ending Value.

▪

You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to an Ending Value that is less than the Threshold Value and a Lock-In Event does not occur.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that a Lock-In Event will not occur on either of the Observation Dates, and that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Additional Terms of the Notes

The following terms supplement the terms set forth in product supplement LIRN-2.

Market Measure

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth on pages S-7and S-24 of product supplement LIRN-2.

A “Market Measure Business Day” means a day on which:

(A)	the New York Stock Exchange (“NYSE”), the NASDAQ Stock Market, the London Stock Exchange, the SIX Swiss Exchange, the Paris Stock Exchange, and the Frankfurt Stock Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Index or any successor thereto is calculated and published.

Calculation Day

The Maturity Valuation Period for the notes will consist of a single calculation day. If the scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled calculation day, the calculation day will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the closing value of the Index will be determined (or if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that day.

Postponement of Observation Dates

If a scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event occurs on that day, the Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the applicable Observation Level will be determined (or if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances no later than the tenth scheduled Market Measure Business Day following the scheduled Observation Date, regardless of the occurrence of a Market Disruption Event on that day.

Discontinuance of the Index

The provisions set forth in the product supplement under the caption “Description of LIRNs—Discontinuance of a Market Measure” will apply to each Observation Date for the notes and to the determination of the applicable Observation Level, if the calculation agent determines that any of the conditions set forth in that section apply as of that Observation Date.

Role of the Calculation Agent

The provisions set forth in the product supplement under the caption “Description of LIRNs—Role of the Calculation Agent” will apply to the calculation agent’s determination of each Observation Level.

Lock-In Notes	TS-7

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to LIRNs,” beginning on page S-10 and “Use of Proceeds” on page S-21 in product supplement LIRN-2.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however it is not obligated to engage in any such transactions.

Lock-In Notes	TS-8

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of Dow Jones Indexes (the “Index Sponsor”), the marketing name of CME, and is subject to change by Dow Jones Indexes. Dow Jones Indexes has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Dow Jones Indexes discontinuing publication of the Index are discussed in the section beginning on page S-30 of product supplement LIRN-2 entitled “Description of LIRNs—Discontinuance of a Market Measure.” None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The “Dow Jones Global Titans 50 IndexSM” is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME and has been licensed for use. “Dow Jones®”, “Dow Jones Global Titans 50 IndexSM”, and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings, LLC, and have been licensed for use for certain purposes by us. The notes based on the Dow Jones Global Titans 50 IndexSM are not sponsored, endorsed, sold, or promoted by Dow Jones, CME, or their respective affiliates and Dow Jones, CME, and their respective affiliates make no representation regarding the advisability of investing in such product(s).

We have derived all information contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Dow Jones. The Index is calculated, maintained, and published by Dow Jones. We make no representation or warranty as to the accuracy or completeness of such information.

The Index is composed of 50 stocks, selected from the Dow Jones Global IndexSM to reflect the performance of the world’s leading multinational companies. The base date for the Index is December 31, 1991, with a corresponding base value of 100. As of December 30, 2011, the component companies of the Index had their headquarters in the following countries (with the percentage of component companies noted parenthetically): United States (65.30%); United Kingdom (10.47%); Switzerland (7.32%); France (3.76%); Germany (2.70%); Japan (2.55%); Spain (2.12%); Australia (1.80%); South Korea (1.58%); Russia (1.02%); Italy (0.87%); and Brazil (0.78%).

Index Composition and Maintenance

The 50 stocks composing the Index are selected from the Dow Jones Global IndexSM, a broad market benchmark that covers 51 countries. The initial components of the Index were selected as follows:

(a) If a company had more than one class of shares in all of the components of the Dow Jones Global IndexSM, then only the most liquid class was eligible.

(b) If a company did not generate revenue from foreign markets, it was ineligible.

(c) For countries with significant barriers to direct foreign investment, Dow Jones may opt to include depository receipts or other types of offshore listings in the Index.

(d) A selection list was defined as the largest 100 companies in the Dow Jones Global IndexSM by float-adjusted market capitalization.

(e)	Companies on the selection list were ranked by each of the following:

(i) Float-adjusted market capitalization

(ii) Sales/revenue

(iii) Net income

(f) For each company, a final rank was calculated by weighting the float-adjusted market capitalization rank at 60%, the sales/revenue rank at 20%, and the net income rank at 20%.

(g) The top 50 stocks by final rank were selected as the components of the Index.

The composition of the Index is reviewed annually, based on the free-float market capitalization of the stocks in the Dow Jones Global IndexSM at the end of May. Changes to the composition of the Index are announced in early June, and following a minimum two-week notification period, the composition changes are implemented after official closing prices have been determined on the third Friday of June. All changes become effective at the opening of trading for the next index dissemination day. The annual review process proceeds according to the initial selection of the Index as described above under (a) and (b), but a selection is defined as the 50 current component stocks plus the 50 largest noncomponent stocks ranked by float-adjusted market capitalization. The companies on the selection list are then ranked as described above. The top 50 stocks by final rank are selected as Index components. Once the Index component list is established, it is finalized based on the following buffer rules: (i) if a non-component is ranked among the top 30 stocks on the selection list, then it replaces the lowest-ranked component in the Index; and (ii) if a component is not ranked among the top 70 stocks on the selection list, then it is replaced by the highest-ranked non-component on the selection list.

In addition to the annual review process, the component weights for the stocks in the Index are reviewed quarterly based on market capitalization and free-float data as of the Wednesday immediately preceding the third Friday of March, June, September, and December. At each quarterly update, the weighting of each component is capped at 10% of the total float-adjusted market capitalization of the Index. If the weighting of a component exceeds 10%, it is reduced to 10% by a weighting cap factor.

Dow Jones also continually reviews the composition of the Index to reflect extraordinary corporate actions involving the component companies, such as mergers, takeovers, spin-offs, initial public offerings, delistings, and bankruptcy filings, and publishes a monthly selection list to indicate possible changes in the composition of the Index at the next annual review.

Lock-In Notes	TS-9

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

Index Composition Adjustments

The following summarizes adjustments to the Index necessitated by specific corporate events:

(i) Initial Public Offerings — An initial public offering becomes eligible for inclusion in the Index at the next annual review. It will replace the smallest component in the Index if it is a component of the Dow Jones Global IndexSM, qualifies for the Index selection list, and is among the top 30 companies on the selection list.

(ii) Spin-offs — If the largest spin-off company is among the top 70 companies on the Index selection list, it will replace its parent company in the Index. Otherwise, the original component is replaced by the highest ranked non-component on the selection list. Changes in the Index composition due to a spin-off are effective on the same day the corporate action becomes effective, following a minimum notification period of two trading days.

(iii) Mergers and Takeovers — If both companies are components of the Index, and if the surviving company satisfies the selection criteria for the Index, then it will replace one of the two components. The other original component will be replaced by the highest ranked non-component on the selection list. If the surviving company does not satisfy the selection criteria for the Index, then the two original components will be replaced by the two highest ranked non-components on the selection list. For mergers and takeovers occurring between a component and a non-component of the Index, if the surviving company satisfies the selection criteria for the Index, then it replaces the original component company. If the surviving company does not satisfy the selection criteria for the Index, then the original component will be replaced by the highest ranked non-component on the selection list. Changes in the Index composition due to a merger or takeover are effective on the same day the corporate action becomes effective, following a minimum notification period of two trading days.

Index Calculation

The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Index value can be expressed as follows:

Index =	free-float market capitalization of the Index	x 100
adjusted base date market capitalization of the Index

The free-float market capitalization of the Index is equal to the sum of the products of the closing price, market capitalization, and free-float factor for each component stock as of the time the Index is being calculated. Dow Jones calculates and disseminates the Index over a 24-hour dissemination period. The Index closing level is based on each component stock’s last traded price at the close of trading on its primary market during that day’s Index dissemination period and is published at 5:30 p.m., New York City time. If, on a particular day, a stock does not trade at all, or trading in a stock is suspended before the opening of its primary market or the primary market for a stock is closed due to a holiday, Dow Jones will use the stock’s closing price for the previous day to calculate the Index closing level for that day. All trading prices are converted into U.S. dollars and the Index closing level for a trading day is determined by using the last available WM closing spot rates as reported by Reuters on that trading day.

Index Divisor Adjustments

Dow Jones uses an index divisor to insulate the Index from the effects of component changes to the Index and various corporate actions. Dow Jones divides the affected Index’s market capitalization by the index divisor after the close of trading on each day that there is a change in either Index membership or shares outstanding for an Index component. The index divisor is adjusted as necessary to maintain the continuity of the Index and to prevent distortions due to changes in the composition of the Index resulting from the addition, deletion, or replacement of component companies, as well as changes of more than 10% in a component company’s number of free-float shares. Other corporate actions requiring divisor adjustments include mergers, takeovers, spin-offs, rights offerings, share repurchases, public offerings, return of capital distributions, special cash distributions, and special stock distributions of other than the same stock.

Changes to Weightings

If the number of free-float shares outstanding for an Index component changes by more than 10% due to an extraordinary corporate action, then the new number of free-float shares and free-float weighting will become effective on the same day the corporate action becomes effective, following a minimum notification period of two trading days. If the number of free-float shares outstanding for an Index component changes by less than 10% due to an extraordinary corporate action, or if the changes occur over a prolonged period, then the number of free-float shares and free-float weighting will become effective at the next quarterly shares update. If a company’s free-float shares change due to changes in its ownership structure, then the new free-float total will become effective at the next quarterly shares update.

Lock-In Notes	TS-10

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through December 2011. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes. On the pricing date, the closing level of the Index was 181.28.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

We have entered into a non-exclusive license agreement with Dow Jones Indexes whereby we, in exchange for a fee, are permitted to use the Index in connection with certain securities, including the notes. We are not affiliated with Dow Jones; the only relationship between Dow Jones and us is any licensing of the use of Dow Jones’s indices and trademarks or service marks relating to them.

The license agreement provides that the following disclaimer must be set forth herein:

The “Dow Jones Global Titans 50 IndexSM” is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME, and has been licensed for use. “Dow Jones®”, “Dow Jones Global Titans 50 IndexSM” and “Dow Jones Indexes” are service marks of Dow Jones, and have been licensed for use for certain purposes by us. The notes based on the Dow Jones Global Titans 50 IndexSM are not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates. Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The only relationship of Dow Jones, CME or any of their respective affiliates to us is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Global Titans 50 IndexSM, which is determined, composed and calculated by CME without regard to us or the notes. Dow Jones and CME have no obligation to take the needs of us or the owners of the notes into consideration in determining, composing or calculating Dow Jones Global Titans 50 IndexSM. Dow Jones, CME and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Global Titans 50 IndexSM. It is possible that this trading activity will affect the value of the Dow Jones Global Titans 50 IndexSM and the notes.

DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES GLOBAL TITANS 50 INDEXSM OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES GLOBAL TITANS 50 INDEXSM OR ANY DATA INCLUDED THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES,

Lock-In Notes	TS-11

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES GLOBAL TITANS 50 INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND US, OTHER THAN THE LICENSORS OF CME.

Lock-In Notes	TS-12

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Index that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity an amount in cash based upon the performance of the Index.

•

Under this characterization and tax treatment of the notes, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

Material U.S. Federal Income Tax Considerations

Set forth below is a summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a single financial contract with respect to the Index that requires the investor to pay us at inception an amount equal to the purchase price of the notes and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Index. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a single financial contract with respect to the Index for U.S. federal income tax purposes. If the notes did not constitute a single financial contract, the tax consequences described below would be materially different. The discussion in this section also assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement LIRN-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

Settlement at Maturity or Sale or Exchange Prior to Maturity. Assuming that the notes are properly characterized and treated as single financial contracts with respect to the Index for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. Holder (as defined on page S-36 of product supplement LIRN-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2.

Lock-In Notes	TS-13

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the notes offered by this Note Prospectus have been completed and executed by BAC, and authenticated by the trustee in accordance with the provisions of the Senior Indenture, and delivered against payment therefor as contemplated by this Note Prospectus, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to our Current Report on Form 8-K dated April 28, 2011.

Lock-In Notes	TS-14

Lock-In Notes Linked to the Dow Jones Global Titans 50 IndexSM, due February 3, 2015

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement LIRN-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003415/g18702p2e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk. As these investments are not market downside fully protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Lock-In Notes	TS-15